Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-263923) and related Prospectus of Surrozen, Inc. to the offer and resale of up to 7,003,383 shares of common stock by Lincoln Park Capital Fund, LLC and to the incorporation by reference therein of our report dated March 31, 2023, with respect to the consolidated financial statements of Surrozen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

March 31, 2023